Exhibit 10.1

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT AMENDMENT

M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), hereby amends all outstanding Restricted Stock Agreements under the 2011 Equity Incentive Plan with each of Larry A. Mizel, Chief Executive Officer of the Company, David D. Mandarich, Chief Operating Officer of the Company, Robert N. Martin, Chief Financial Officer of the Company, and Michael Touff, General Counsel of the Company, (“Agreements”) as follows:

1. Notwithstanding any provision to the contrary in any Agreement, the following shall control: “Lapse of Forfeiture Restrictions. Except as may be otherwise provided in this Agreement or the Plan, subject to Employee’s continuous employment with the Company from the Award Date through each lapse date, the Forfeiture Restrictions shall lapse as to the Restricted Stock in accordance with the schedule set forth in the Notice of Award on the cover page of this Agreement. If at any time the number of shares as to which the Forfeiture Restrictions are scheduled to lapse includes a fractional share, the number of shares of Stock as to which the Forfeiture Restrictions shall be actually lapse shall be rounded down to the next whole share of stock. If, prior to the lapse of the Forfeiture Restrictions, Employee’s employment terminates on account of death or Disability, the Forfeiture Restrictions shall lapse as to all of the shares of Restricted Stock that, at that time (the end of employment for death or Disability), remain subject to Forfeiture Restrictions. If, prior to the lapse of the Forfeiture Restrictions, the Employee resigns, Employee’s employment terminates on account of retirement, or the Company terminates Employee’s employment for Cause, the Employee shall, for no consideration, forfeit to the Company the shares of Restricted Stock that, at that time, remain subject to Forfeiture Restrictions. However, if the Employee’s employment is terminated by the Company other than for Cause, and conditioned on the Employee signing an agreement in a form satisfactory to the Company releasing claims against the Company and its employees, agents and Affiliates, the Forfeiture Restrictions shall lapse as to all of the shares of Restricted Stock that, at that time (the end of employment), remain subject to Forfeiture Restrictions; if the employee does not sign the agreement within the period of time specified by the Company, the Employee shall, for no consideration, forfeit to the Company the shares of Restricted Stock that, at that time, remain subject to Forfeiture Restrictions. Upon forfeiture of shares of Restricted Stock, Employee shall have no further rights with respect to such shares, including but not limited to voting, dividend and liquidation rights.”

Dated: as of February 6, 2019.

M.D.C. HOLDINGS, INC. COMPENSATION COMMITTEE

By:	/s/ Raymond T. Baker
Raymond T. Baker
Chairman